Exhibit 99.1
Press Release
TreeHouse Foods, Inc. Reports Fourth Quarter and 2005 Results, Announces 2006 Guidance
Westchester, IL, February 15, 2006 — TreeHouse Foods, Inc. (NYSE: THS) today announced a loss from continuing operations of $0.18 per diluted share for the quarter ended December 31, 2005, compared to income of $0.28 per diluted share in the fourth quarter of 2004. The loss from continuing operations was $5.6 million in the fourth quarter of 2005 compared to income of $8.7 million in the fourth quarter of 2004.
Results for the fourth quarter of 2005 include pre-tax charges of $9.9 million associated with the previously announced closure of the company’s La Junta, Colorado pickle manufacturing plant. The company also recorded $4.7 million of charges to write down the value of certain trademarks, reflecting the company’s strategic focus on private label instead of branded product. Expense recognized under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, was $4.8 million for the quarter. Together these items reduced operating income by $19.4 million and income from continuing operations by $.37 per diluted share. Excluding these items, income from continuing operations per diluted share would have been $0.19 compared to $0.28 in the fourth quarter of 2004.
Net sales for the fourth quarter of 2005 totaled $184.5 million, an increase of 2.8% over the fourth quarter of 2004. Increases in non-dairy powdered creamer and other product sales more than offset declines in pickle sales.
Commenting on the fourth quarter results, Sam K. Reed, Chairman and CEO, said, “The fourth quarter saw TreeHouse take decisive action following the unusual operational difficulties and surging cost inflation that affected the September quarter. We instituted a comprehensive price increase, announced the closure of one of our pickle plants and made several management changes.”
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005
For the full year ended December 31, 2005 TreeHouse reported income from continuing operations of $0.39 per diluted share compared to $1.44 in 2004. Income from continuing operations was $12.3 million in 2005 compared to $44.7 million in 2004.
Results for 2005 include pre-tax charges of $9.9 million to write down the La Junta, Colorado pickle manufacturing plant, $4.7 million of charges to write down the value of certain trademarks, $1.7 million of gains on asset sales and $1.2 million of gains from a litigation settlement. TreeHouse also recorded $9.7 million for the non-recurring costs of accomplishing the spin-off of TreeHouse from Dean Foods Company (NYSE:DF) completed on June 27, 2005. These spin-off costs are not deductible for income tax purposes. Together, these items reduced operating income by $21.4 million and income from continuing operations by $0.54 per diluted share. These items are included in the accompanying Condensed Consolidated Statements of Income as “Other operating (income) expense – net.”
TreeHouse adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, at the beginning of the third quarter of 2005. The total amount of expense recognized in 2005 was $9.6 million, equivalent to $0.18 in income from continuing operations per diluted share. The expense was primarily attributable to the restricted stock and restricted stock units granted to TreeHouse’s management investors on June 28, 2005 under the terms of agreements with Dean Foods in conjunction with the spin-off of TreeHouse from Dean Foods. Both the restricted stock and restricted stock units are subject to performance conditions for vesting.
Excluding both Other operating (income) expense — net of $21.4 million and FAS No, 123R, Share-Based Payment, expense of $9.6 million from 2005’s reported results would show operating income of $59.6 million for 2005 versus $71.6 million in 2004. This represents 8.4% of net sales, down from 10.3% of sales in 2004. Income from continuing operations per diluted share, again excluding these two items, would be $1.11 per share versus $1.44 in 2004.

Net sales for 2005 were $707.7 million, an increase of 1.9% compared to $694.6 million in 2004. Increases in non-dairy powdered creamer and other product sales more than offset declines in pickle sales.
SEGMENT RESULTS
Pickle segment net sales for the fourth quarter decreased by approximately $4.4 million driven primarily by declining volumes. For the year, sales were down 5.6% or $19.1 million. Adjusted gross margin rose by $0.1 million to 10.5% of net sales for the fourth quarter, compared to 9.7% year ago. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance. The margin in the quarter is below the full year 2005 rate of 13.0%, reflecting cost increases and the negative impact on overhead of reduced volumes. Cost increases in the quarter included higher utility, glass and plastic container costs, largely driven by the underlying increases in natural gas and oil.
Powder segment sales increased $6.1 million or 8.9% in the fourth quarter, almost all due to volume. For the year, powder sales were up 9.6%. In the fourth quarter of 2005, adjusted gross margin fell by $.2 million and declined as a percentage of net sales from 16.5% to 14.8%. Full year 2005 adjusted gross margins for powder were 15.6%. The decline in margin was primarily due to increases in raw material, plastic packaging and natural gas costs which have not been completely passed through to customers by higher prices.
GUIDANCE FOR 2006
TreeHouse expects that its operating cost structure will continue to increase in 2006. We expect cost increases for commodities, particularly sweeteners, packaging, vegetable crop, processing and freight. Many of these increases are driven by the underlying increases in the cost of energy, both natural gas and oil, that the company has experienced in the second half of 2005. TreeHouse has initiated price increase and cost reduction programs to attempt to offset these costs increases.
Net sales are expected to increase by 2.0% to 2.5% in 2006. Continuing strong sales of powder products should more than offset continued weakness in pickle sales. Operating income should be around 9% of net sales as the effects of pricing and cost control are felt. We expect income from continuing operations, before FAS123R expense and restructuring costs, in the range of $38 to $40 million, or $1.25 to $1.30 per diluted share, based on 31.1 million weighted average shares outstanding.
We expect to complete the closing of our La Junta plant and distribution center in 2006, which will result in approximately $0.05 per diluted share in additional restructuring costs. In addition, the non-cash, after tax costs of recording the value of stock based incentive programs will be approximately $0.38 per fully diluted share in 2006 compared to $0.18 per fully diluted share in 2005. The increase in costs is due to recognizing a full year of expense in 2006 compared to a partial year in 2005. We expect to see fully diluted EPS increase from $0.37 per share to a range of $0.81 to $0.86 per share.
Commenting on the outlook for 2006, Sam K. Reed said, “TreeHouse has taken a series of actions that should lead to good growth in 2006. Pickle sales remain soft and costs will increase substantially in 2006, particularly for packaging, crop and sweeteners. We have a realistic view of conditions, have successfully implemented price increases with our customers and continue to look at opportunities to manage our cost structure. We believe we have the plans in place to achieve 10% growth in operating earnings this year.”
CONFERENCE CALL WEBCAST
A webcast to discuss the company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expect,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(708) 483-1300 Ext. 1344

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Net sales	$184,476	$179,486	$707,731	$694,619
Cost of sales	149,423	140,710	560,094	537,970

Gross profit	35,053	38,776	147,637	156,649
Operating expenses:
Selling and distribution	15,940	15,162	60,976	61,484
General and administrative	7,411	2,860	22,359	11,020
Management fee paid to Dean Foods	—	6,375	2,940	11,100
Stock based compensation	4,814	—	9,618	—
Other operating (income) expense — net	14,461	—	21,423	—
Amortization expense	452	453	1,732	1,477

Total operating expenses	43,078	24,850	119,048	85,081

Operating income (loss)	(8,025)	13,926	28,589	71,568
Other (income) expense:
Interest expense, net	448	165	1,216	710
Other (income) expense, net	—	37	(66)	116

Total other (income) expense	448	202	1,150	826

Income (Loss) from continuing operations before income taxes	(8,473)	13,724	27,439	70,742
Income taxes	(2,866)	5,028	15,174	26,071

Income (Loss) from continuing operations	(5,607)	8,696	12,265	44,671

Loss from discontinued operations, net of tax	(41)	(250)	(689)	(9,595)

Net income (Loss)	$(5,648)	$8,446	$11,576	$35,076

Weighted average common shares:
Basic	31,088	30,801	30,905	30,801
Diluted	31,088	31,060	31,108	31,060
Basic earnings per common share:
Income (Loss) from continuing operations	$(0.18)	$0.28	$0.40	$1.45
Loss from discontinued operations, net of tax	—	(0.01)	(0.02)	(0.31)

Net income	$(0.18)	$0.27	$0.38	$1.14

Diluted earnings per common share:
Income (Loss) from continuing operations	$(0.18)	$0.28	$0.39	$1.44
Loss from discontinued operations, net of tax	—	(0.01)	(0.02)	(0.31)

Net income (Loss)	$(0.18)	$0.27	$0.37	$1.13

Supplemental Information:
Depreciation and Amortization	4,254	2,380	16,942	14,863
Expense under FAS123R, before tax	4,814	—	9,618	—

Segment Information:
Pickle Segment
Net Sales	76,103	80,524	320,149	339,249
Adjusted Gross Margin	7,991	7,851	41,645	46,954
Adjusted Gross Margin Percent	10.5%	9.7%	13.0%	13.8%

Powder Segment
Net Sales	75,302	69,165	263,770	240,644
Adjusted Gross Margin	11,171	11,395	41,138	40,913
Adjusted Gross Margin Percent	14.8%	16.5%	15.6%	17.0%